As filed with the Securities and Exchange Commission on NOVEMBER 12, 2008
Securities Act File No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

SpeedSport Branding, Inc.
(Name of small business issuer in its charter)

NEVADA (State or other Jurisdiction of Incorporation or Organization)	7948 (Primary Standard Industrial Classification Code Number)	20-4168979 (I.R.S. Employer Identification No.)

6141 Quail Valley Ct.
Riverside, Ca. 92507
(951) 656.1160
(Address and telephone number of principal executive offices and principal place of business)

Roy C. Montgomery, Chief Executive Officer
6141 Quail Valley Ct.
Riverside, Ca. 92507
(949) 721.1769
(Name, address and telephone number of agent for service)

Copies to:

Audie J. de Castro, Esq.
de Castro P.C.
309 Laurel Street
San Diego, CA 92101
(619) 702-8690
fax (619) 702-9401

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (1)	Proposed maximum a aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	4,139,590	$.02	$$82,792.	$3.25

(1)   Estimated  solely  for  the  purpose  of  computing  the  amount  of the registration fee and based upon the  amount of  consideration  received  by SpeedSport Branding, Inc. pursuant to Rule  457(a)  under the  Securities  Act of 1933, as amended.  As of the date hereof, there is no established public market for the common stock being registered. Accordingly, and in accordance with Item 505 of Regulation S-K requirements, certain factor(s) must be considered and utilized in determining the offering price.  The offering price of $0.02 per was determined arbitrarily by us.  The offering price is not based upon our net worth, total asset value, or any other objective measure of value based on accounting measurements. Should a market develop or occur for our securities, the market price may be far less than the offering price.  If and when our common stock is listed on the Over-the-Counter Bulletin Board the price will be established according to the demand of our common stock and will fluctuate based on the demand for our stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

RED HERRING LANGUAGE---Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED NOVEMBER 11, 2008

SPEEDSPORT BRANDING, INC.

4,139,590  SHARES OF

COMMON STOCK

This prospectus relates to the resale by the selling stockholders of an aggregate of 4,139,590 shares of our common stock, par value $.001, per share all of which shares of common stock were issued to the selling stockholders. Selling stockholders will sell their shares at a price of $0..02 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The shares of common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution". We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

Currently, there is no public market for our common stock and no assurances can be given that a public market will develop or, if developed, that it will be sustained. Application has been made for the common stock to be traded on the OTC Bulletin Board. However, there can be no assurance that our shares will be accepted for trading on the OTC Bulletin Board.

We will pay the expenses of registering these shares. We will not receive any proceeds from the sale of shares of common stock in this offering. All of the net proceeds from the sale of our common stock will go to the selling stockholders.

Investing in these securities involves significant risks. Investors should not buy these securities unless they can afford to lose their entire investment.

SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _______, 2008.

TABLE OF CONTENTS

Page #
PROSPECTUS SUMMARY	5
THE COMPANY	5
THE OFFERING	6
USE OF PROCEEDS	6
DILUTION	6
RISK FACTORS	6
DIVIDEND POLICY	11
BUSINESS OF THE COMPANY	11
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	18
MANAGEMENT	25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	28
DESCRIPTION OF SECURITIES	28
PENNY STOCK	29
SELLING STOCKHOLDERS	30
PLAN OF DISTRIBUTION	32
LEGAL PROCEEDINGS	33
LEGAL MATTERS	34
FORWARD LOOKING STATEMENTS.	34
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	34
EXPERTS	34
AVAILABLE INFORMATION	34
FINANCIAL STATEMENTS	35

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety. When used in this prospectus, the terms "Company," "SpeedSport Branding,", “SSB” "we," "our," "ours" and "us" refer to Speedsport Branding, Inc., unless otherwise specified or the context requires otherwise.

THE COMPANY

The Company was formed as SpeedSport Branding, LLC as a California limited liability company (“LLC”) on February 6, 2006.  The Company operated as an LLC until June 3, 2008 when it was merged (the “Merger”) into SpeedSport Branding, Inc. a Nevada corporation.  SpeedSport Branding, Inc was incorporated under the laws of the State of Nevada on January 10, 2006. Prior to the merger, SpeedSport Branding, Inc. had no business operations, other than maintaining its good standing as a Nevada corporation. Our offices are located at 6141 Quail Valley Ct. Riverside, Ca. 92507. Our telephone number is 951.656.1260 and our fax number is 951.656.1201.

We are a small motorsports organization which was organized in February, 2006 to participate in the Grand American Road Racing Association (“Grand Am”) sanctioned ”Grand-Am Cup Series” road racing events.  The Grand American Road Racing Association was established in 1999 to organize, sanction, and sponsor professionally race prepared “Sports Car” automobile road racing in North America.  We participate in the Grand Am Rolex Series events using Rolex Series GT (Grand Touring ) production based automobiles.  We participated in four road racing events in 2006, six in 2007 and will have participated in nine races through the end of 2008.  Until early in 2007, we owned and operated one Grand Am qualified professionally race prepared Sports Cars.  In early 2007 we made the decision to sell our professionally race prepared Sports Cars and participate in racing competition utilizing leased professionally race prepared Sports Cars.  Revenue is expected to be derived from the sale of advertising space on each vehicle we enter into a Grand Am race and from winning a share of cash purses that are provided by Grand Am event sponsors.  In addition, we intend to utilize professionally race prepared Sports Cars to provide marketing and public relations services to clients desiring to use our professionally race prepared Sports Cars to market their product or service by having our vehicles promote their brand by carrying their logo.  We have conducted limited operations to date, and our operations will continue to be limited until such time as we are able to obtain additional funds to carry out our business plans.

With additional funding, we intend to enter additional racing events, add various types of equipment, hire on a consultative basis engineers and professionals that we will need at our events and to purchase the duplicative parts that we might need in the event of parts failures throughout a racing event.

THE OFFERING

Common stock offered by selling stockholders:	4,139,590 This number represents 30% of our current outstanding common stock.

Common stock to be outstanding after the offering:	14,562,650 shares

Offering Price Per Share	$.02 until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Use of proceeds:	We will not receive any proceeds from the sale of any common stock sold by the selling stockholders.

Proposed Over-The-Counter Bulletin Board Symbol:	SSBI

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

Tax Considerations

You should consult your own tax advisor regarding tax consequences that might be associated with your investment in the shares of common stock.

DILUTION

The common stock to be sold by the selling security holders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution of equity interests to our existing stockholders.

RISK FACTORS

RISKS RELATED TO OUR BUSINESS

An investment in our securities is extremely risky. You should carefully consider the following risks, in addition to the other information presented in this prospectus, before deciding to buy our securities. If any of the following risks actually materialize, our business and prospects could be seriously harmed and, as a result, the price and value of our securities could decline and you could lose all or part of your investment. The risks and uncertainties described below are intended to be the material risks that are specific to us and to our industry.

We have a limited operating history, with historical losses.

We have a short operating history and must be considered to be in the  development stage. We have no history of earnings or profits and there is no assurance that we will operate profitably in the future. There is no meaningful historical financial data upon which to base planned operating expenses. As a result of this limited operating history, it is difficult to accurately forecast our potential revenue. We have accumulated a total loss of $1,036,742 from inception in January 1, 2006 through June 30, 2008. We intend to use professionally race prepared Sports Cars to market and promote the products and services of sponsor clients. We contemplate that we will further develop our racing operations into which we will reinvest a majority of the profits, if any, back into the company.

We have not entered into any definitive arrangements with any sponsors, drivers, crew chiefs, suppliers, distributors or manufacturers and intend to pursue these arrangements upon successful completion of this offering. Since inception, the founders of the Company have made $100,000 in contributions to the capital of the Company. We estimate that for the 12 months ending September 30, 2009 the cost of operating the business will require additional capital of a minimum of one hundred fifty thousand dollars ($150,000) and there can be no assurance that any or all of that additional capital will be available to the Company.

Our existing principal stockholders exercise control of our Company.

Revete Capital Partners, LLC ("Revete"), General Pacific Partners, LLC, ("GPP")  and Group Billington Brown Acceptance, LLC ("GBB") together are the beneficial owners of approximately 71.65% of our issued and outstanding common stock.  Each of Revete, GPP and GBB are controlled by Kevin P. O'connell.  Accordingly, Mr. O’Connell, will be able to control the election of directors and all other matters subject to stockholder votes. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company, even if this change in control would benefit stockholders.

We must enter into and maintain a good working relationship with the Grand American Road Racing Association.

To be successful, we must create and maintain a good working relationship with the sanctioning body of our racing events, the Grand American Road Racing Association. Without a good relationship with Grand Am, Grand Am may at its sole discretion disallow our team from competing in any or all of their sanctioned events for an indefinite period of time. We do not have any continuing contractual relationship with Grand Am and may not be able to enter into any agreements to participate in racing events on terms acceptable to us.

Our racing operations face competition for marketing and advertising dollars.

We compete for marketing and advertising dollars with other motorsports teams and with sports such as football, baseball, basketball, hockey, tennis and golf and with other entertainment and recreational activities. While Grand Am has been one of the fastest growing forms of motorsports in the country in recent years, there can be no assurance that such growth rates will be maintained.  In the event that fan interest declines, Grand Am might not be as attractive to the television industry, which could have an adverse effect on our operations.

There can be no assurance that our team will be competitive or qualify for each, or any, Grand Am sanctioned event entered. If we are not as successful competitively, we could have a more difficult time attracting and maintaining sponsors, quality drivers and crews which in turn could impact our ability to attract marketing and advertising dollars. We will compete with well-established teams and there can be no assurance that we will be able to create or maintain a competitive position.

We may not be able to lease certain race cars as needed for specific events.

Our ability to compete in race events is contingent upon our ability to lease specific racing cars for various series when needed.  Due to the limited production of the Porsche 997 GT-3 Cup car and other types of race vehicles in which we might choose to compete with, there can be no assurance that we will be able to obtain suitable race vehicles when needed or be able to negotiate a lease fee that we deem reasonable.

The success of our operations will be dependent upon the success of our racing team.

Our ability to fully implement our business plan and the success of our operations will be dependent upon the success of our racing team. If our racing team fails to qualify for races or finishes poorly in races on a regular basis, the success of our operations could be adversely impacted. Teams that fail to qualify do not generate any substantial purse revenue and may experience a reduction in fan interest and/or sponsorship appeal. We do not currently have any written employment or sponsorship arrangements with drivers or crew members.

We may incur liability for personal injuries.

Racing events can be dangerous to participants and to spectators. We maintain insurance policies that provide coverage within limits that in our judgment are sufficient to protect us from material financial loss due to liability for personal injuries sustained by, or death of, our personnel or spectators in the ordinary course of our business. Our insurance may not be adequate or available at all times and in all circumstances. In the event that damages for injuries sustained by our participants or spectators exceed our liability coverage or the insurance company denies coverage, our financial condition, results of operations and cash flows could be adversely affected to the extent claims and associated expenses exceed insurance recoveries.

We may not be able to attract and maintain sponsors as our primary source of revenues.

A professional motorsports racing operation relies principally on three separate, but related, revenue sources for the funding of racing activities. They are sponsorship monies, race purse winnings and special race bonus opportunities. There can be no assurance that we will be able to attract or obtain any or all of these sources of revenue.

Since our racing operation is expected to be primarily funded through sponsorship dollars, our ability to attract sponsors to fund racing operations will be a significant factor in our success or failure. We have had no sponsors to date and there can be no assurance that we will be able to attract any sponsors.

We will need additional financing, which may not be available.

Our future success will depend on our ability to raise additional funds and our ability to raise future sponsorship money, which includes attracting sponsors for our racing teams. No commitments to provide additional funds have been made by management and no agreements with sponsors have been entered into. Our ability to arrange financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing on satisfactory terms. If additional financing is raised by the issuance of our shares, control of the Company may change and stockholders may suffer additional dilution. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of opportunities, or otherwise respond to competitive pressures and remain in business.

We are dependent on our key personnel.

Our management is currently controlled and operated by Roy P. Montgomery, President, and Ronnie E. Norwood, Chief Operations Officer and Richard Toth, Secretary and Treasurer. Our success will depend in large part upon the continued services of these individuals. Mr. Montgomery presently devotes only 25% or less of his time to our business and Messrs. Norwood and Toth presently devote only 10%of their time to our business. Notwithstanding, the death or loss of the services of any one of them or of any one or more of our other key personnel could have a material adverse effect on our business, financial condition and results of operations. We do not have key man life insurance on these individuals. In addition, if one or more of our key employees resigns to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations. In the event of the loss of any key personnel, there can be no assurance that we will be able to prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel.

We face significant racing competition.

We principally compete with other motorsports teams and advertising and public relations companies. In addition, there are relatively low barriers to entry into these markets and we expect to continue to face competition from new entrants into these same markets. There can be no assurance that we will be able to compete successfully in these markets.

Our business revenue generation model is unproven and could fail.

Our revenue model is new and evolving, and we cannot be certain that it will be successful. Our present revenue model is to use our racecars to provide marketing and public relations services to clients desiring to use our racecars to market their product or service by having our vehicles promote their brand by carrying their logo. Our ability to generate revenue depends, among other things, on our ability to leverage the Company’s expertise in the motorsports industry. The potential profitability of this business model is unproven for companies of our size. Accordingly, we cannot assure you that our business model will be successful or that we can sustain revenue growth or achieve or sustain profitability. If our business model is not successful we could be forced to curtail our operations.

Our auditors have expressed substantial doubt as to whether our company can continue as a going concern.

We have generated only limited revenues since our inception and have incurred substantial losses. We have had negative cash flow of approximately $1,036,742 since our inception. Our business plans estimate that we will need to raise $150,000 in additional capital to fund our operations through September 30, 2009 and there can be no assurance that we will be able to raise any or all of the capital required. These factors indicate that we may be unable to continue as a going concern, particularly in the event that we cannot generate sufficient cash flow or raise sufficient capital to conduct our operations. Our financial statements do not include any adjustments to the value of our assets or the classification of our liabilities that might result if we would be unable to continue as a going concern.

RISKS ASSOCIATED WITH OUR COMMON STOCK

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Because we do not intend to pay any dividends on our common shares, investors seeking dividend income or liquidity should not purchase shares in this offering.

We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our working capital. Prospective investors seeking or needing dividend income or liquidity should, therefore, not purchase our common stock. There can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our shares, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors, who currently do not intend to pay any dividends on our common shares for the foreseeable future.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and may affect the ability of our stockholders to realize any trading price of our common stock when and if a trading market develops for our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the selling stockholders may be reselling up to 30% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

RELIANCE ON INFORMATION ONLY IN THIS PROSPECTUS

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

DIVIDEND POLICY

We do not intend to pay any dividends in the foreseeable future. We intend to retain any future earnings, if any, for use in the operation and expansion of our business. Any future decision to pay dividends on common stock will be at the discretion of our board of directors and will be dependent upon our fiscal condition, results of operations capital requirements and other factors our board of directors may deem relevant.

BUSINESS OF THE COMPANY

Background

We are a small motorsports organization which was organized in 2006 to participate in the Grand American Road Racing Association (“Grand Am”) sanctioned ”Grand-Am Rolex  Series GT” road racing events.  The Grand American Road Racing Association was established in 1999 to organize, sanction, and sponsor professionally race prepared “Sports Car” automobile road racing in North America.  We participate in the “Rolex Series GT” events using Rolex Series GT (Grand Touring ) race-prepared production based automobiles.  We participated in four road racing events in 2006, five in 2007, and will have participated in nine races through the end of 2008.  Throughout the 2006 season and into early 2007, we owned and operated a Grand Am professionally race prepared Sports Car, specifically a factory built and prepared Porsche 996 GT-3 Cup car.  In the second quarter of 2007 we decided to sell our primary sports car and participate in racing competition utilizing leased racecars.  Since 2007, we have utilized leased race cars to participate in the racing events we have scheduled.  We intend to lease our race cars for the foreseeable future.

We have leased our race cars for the Rolex Series events from P-1, LLC ("P-1").  Kevin P. O’Connell, who is the controlling person of our majority shareholders,, is also the sole economic interest holder and managing member of P-1.

We expect the majority of our revenue to be derived from the sale of advertising space on each vehicle we enter in a Grand Am race and from winning a share of the “cash purses” that are provided by Grand Am event sponsors.  In addition, we expect to utilize our race cars to provide marketing and public corporate branding services to clients desiring to use our cars and equipment to market their product or service by having our vehicles promote their brand by carrying their logo.  We have conducted limited operations to date, and our operations will continue to be limited until such time as we are able to obtain additional funds to carry out our business plans.

Grand AM Road Racing

Grand AM mandates, manages and monitors the qualifications of participants at every Grand AM sanctioned event. In addition to filing ownership forms with Grand AM, to participate in a Grand AM sanctioned event, each car must be driven by a driver who has motorsports experience and all cars must undergo a Grand AM technical inspection. Prior to qualifying at each race, all of the participating cars must undergo a pre-race technical inspection by the Grand AM officials. Several participating race cars are also selected to undergo a further technical inspection at the conclusion of each race to ensure the selected cars participated within all of the Grand AM technical guidelines during the race. Grand AM specifications exist for the entire race car (including aerodynamic elements such as length of spoilers and air dams, engine characteristics, fuel, chassis setup, shocks, tires, etc.) and typically vary by manufacturer (such as Porsche, GM, Ford, Mazda, BMW, ect). These specifications can change between races as Grand AM attempts to maintain equality of competition between race teams and manufacturers. Teams, drivers and owners that are caught violating Grand AM guidelines typically receive penalties ranging from economic fines to loss of points gained unfairly, to suspensions from future Grand AM sanctioned events.

After passing the Grand AM technical inspection, a racecar has one attempt to achieve one of the top qualifying speeds of all the cars in order to qualify for an event. The fastest qualifying speed is awarded the pole position for the respective race.  The pole position starts on the inside of the front row and leads the rest of the qualifying field to the “green flag” indicating the beginning of each race.  Drivers and team owners covet the pole position due to the notoriety received by the respective pole winner sponsors.

After the pole position, the next race cars earn their starting spots according to the fastest qualifying speeds.

Grand AM

The Grand American Road Racing Association was established in 1999 to return stability to major league sports car road racing in North America. Grand Am is located in Daytona Beach, Fla. on the same corporate campus that is also home to NASCAR, International Speedway Corporation (ISC) and Daytona International Speedway.  It operates as a stand-alone organization independent of  NASCAR, with its own investors and board of advisors. Among the company’s investors are several of the key people behind NASCAR’s success, but Grand Am offers an entirely different product that features extremely competitive sports car racing on historic road and street circuits and in major market speedways throughout North America.

According to Grand Am, sports car racing in North America endured tough and uncertain times for the majority of the 1990s. As is often the case in motor racing, sports car racing’s decline during this period could basically be traced to uncontrolled technology and its related costs. Grand American believes it has addressed this with sensible and affordable rules that are competition driven but grounded in common sense and stability with a firm commitment to a level playing field and cost containment.

Grand Am’s premier racing events are known “Rolex Sports Car Series presented by Crown Royal Special Reserve” (the “Rolex Series”) is currently in its eighth season of competition.  We believe that the Rolex Series has established itself as the most competitive professional road racing championship in North America.

A division within the Rolex Series of racing events sanctioned by Grand Am is the Grand-Am GT Series (the “GT Series”). The category of racecars designated by Grand Am for competition in the GT Series is the “Rolex Series GT” class of sports cars.  The Rolex Series GT sports cars are based upon mass production models of certain automobile manufacturers, but are customized at the factory so that they may be used  for racing in the Rolex GT Series.  We participate in the Rolex GT Series using exclusively GT Class sports cars.

Grand Touring “GT” Class

The regulations covering  the technical specifications of Rolex Series GT Class cars are designed to provide for fair competition amongst racing participants.  The regulations include weight of vehicle, engine size, engine RPM limits, tire size etc   For example, engines must between 390 to 450 horsepower, and the vehicle must  have  minimum weight ranging from 2,500 to 2,700 lbs.  Maximum speed for GT Class racecars is 170 mph.  Examples of  sports cars  that participate in Grand Am Cup Series are Porsche GT3, Chevrolet Corvette, Pontiac GTO.R, Mazda RX-8, Ferrari 430, Maserati, and the BMW M3 coupes.

Daytona Prototypes Class

A Daytona Prototype is a racecar specifically designed and built for the Grand Am Road Racing Association’s highest level of car, having a higher maximum speed and different racing characteristics than the GT Class. We do not participate in any racing utilizing Daytona Prototypes.

Racing

Both classes of racecars, the Daytona Prototypes and the GT Class, participate in some of the same Rolex Series’ events.  They do so in a two-class format that enables spectators in person or on television, and the media covering the event, to follow the action with just two easy-to-distinguish classes of race cars—Daytona Prototypes and GT Class. Grand Am race events are held at some of the world’s most prestigious race course venues—Daytona, Long Beach, CA, Mexico City and Watkins Glen—and have become an annual attraction at some of the newest racing venues such as Miller Motorsports Park in Salt Lake City, Utah, Barber Motorsports Park in Alabama and Virginia International Raceway.  Grand Am has also instituted racing events known as “Stadium Road Racing” on the road course layouts at stadium tracks such as Homestead-Miami Speedway, Phoenix International Raceway and Iowa Speedway.

The Rolex Series of races feature a challenging mix of endurance and sprint races, including a 24-hour race, a seven and one half hour race, a six-hour “Enduro” and several 400kilometer and 250-mile sprint races. Teams of drivers are required for each event in which we participate. Drivers alternate driving the racecar for various periods of time during the race. The shorter events require two drivers per car, while three-driver teams are common in the six- and nine-hour races, and three- to five-driver squads are the usual  for the Rolex 24 At Daytona. Driver changes during pit stops always factor into the strategy at each race.

Drivers

Our drivers are from diverse driving backgrounds and have experience in oval track racing and road course racing.   In certain endurance races that require in excess of nine hours to complete, we have hired a driver, or multiple drivers.  Kevin P. O’Connell, the controlling person of our majority shareholders, has been one of the two to four drivers in all of the races in which we have participated.  In all races in Grand Am there is more than one driver required in each event.

Typical driver fees range from $3,000 per event to as much as $15,000 per event depending on the experience and success of a particular driver.  Through September 30, 2008, we have not paid fees to drivers in any of the sprint races (races under 250 miles) that we have entered as those drivers have volunteered their services to gain experience and publicity for their careers as professional race car drivers. We have paid drivers fees of up to $3,000 per driver for endurance races (in excess of 250 miles) such as the Rolex 24 at Daytona.  We have limited any driver fees due to our small operating budget.

Pit Crews

Our pit crews have experience and backgrounds working for other motorsports racing teams.   We have had volunteers for all of our crew members through September 30, 2008.   Most of our pit crew members have not been paid as they have volunteered their services to gain experience and publicity for their careers as professional pit crew members.

For paid pit crew members the typical fees can range from $300 per event to as much as $1500 per event, depending on the experience and previous success of the crew member.

We have not paid fees in all of the sprint races that we have entered and only paid crew members with a maximum fee of $300 for endurance races we have competed in, specifically the Rolex 24 at Daytona.

Crew member’s responsibilities can include pit preparation, tire preparation, transporter driving, pit stop duties, food preparation and race car detail.

Company History

In January of 2006, Kevin P, O’Connell, one of our founders and an affiliate shareholders initiated a business that would participate in Grand American road racing.   SpeedSport Branding, Inc. was incorporated in the State of Nevada on January 10, 2006.  On February 6, 2006, Mr. O’Connell caused SpeedSport Branding, LLC to be formed as a California Limited Liability Company (“LLC”).  The Company operated as an LLC, with Mr. O’Connell as the Managing Member until June 3rd, 2008 when it was merged (the “Merger”) into SpeedSport Branding, Inc.  In February of 2006, we appointed  Roy Montgomery as our CEO, Ronald Norwood as our COO and Richard Toth as our Treasurer and Secretary.

In June of 2006, we purchased a factory prepared Grand AM spec 2004 Porsche 996 GT-3 Cup Car and proceeded to enter the car in the six races.  We entered and competed in scheduled events at Watkins Glen International for the 6 Hour, the July 4th sprint race at Daytona International Speedway, a Barber Motorsports Park sprint race in Alabama, the Infineon Raceway combined class sprint race in northern California, and the Sunchaser 1000 at Miller Motorsports Park in Utah.  In January of 2007 we entered and competed in the historic Rolex 24 Hours of Daytona at Daytona International.

We believe that as interest and spectator attendance in motorsports has grown, Rolex Series racing has become a nationally recognized sporting event that is seen by hundreds of thousands of race fans annually.  As a result, the cash purses for top placing positions have also increased.  However, the typical winning purse at the racing events we have competed in or plan to compete in is less than $50,000 for a top finishing position.  While we intend to compete and attempt to win each race we enter, we do not anticipate that purse winnings will contribute substantially to our revenue.  We do not have any monetary sponsors to date, but will continue to seek out potential sponsors.

We entered and competed in a total of five races in 2006, six races in 2007 and a total of six races in 2008.
Throughout our 2006, 2007 and 2008 racing seasons, we  have received purses  based on finishing positions.

The following tables illustrate the race events entered, the overall finishing position and the cash purse received if any:

Table:

2006	Finishing Position	Purse Earned
Sahlen’s Six Hours of the Glen Watkins Glen New York-June 3, 2006	19th	None
Brumos Porsche 250 Daytona, Fla – July 2, 2006	14th	$3,000
Porsche 250 Presented by Bradley Arant Birmingham, Al. – July 30, 2006	13th	$3,000
Infineon Raceway Sonoma, Ca. 8/26/2006	9th	$3,000
Daytona International	10th	$5,000

Table:

2007	Finishing Position	Purse Earned
Daytona International	10th	$5,000
Daytona Beach, Fla. -- January 28, 2007
Virginia International	26th	None
Alton, Va. -- April 29, 2007
Laguna Seca – Sports Car Invitational	16th	None
Monterrey, Ca. -- May 20, 2007
Sahlen’s Six Hours of the Glen	11th	$3,500
Watkins Glen, NY -- June 10, 2007
Circuit Gilles Villeneuve	11th	$3,000
Montreal, Canada -- August 5, 2007
Sunchaser 1000 --Miller Motorsports Park	8th	$4,000
Toole, Utah - September 12, 2007

Table:

2008	Finishing Position	Purse Earned
Rolex 24 Hour at Daytona Daytona Beach, Fla. – January 27 ,2008	29th	none
Mexico City, Mexico April 19, 2008	10th	$4,000
Laguna Seca – Sports Car Invitational Monterrey, Ca. – May 17, 2008	6th	$3,000
Sahlen’s Six Hours of the Glen Watkins Glen, NY – June 7, 2008	5th	$3,500
Circuit Gilles Villeneuve Montreal, Canada – August 1, 2008	WD	none
Sunchaser 1000 at Miller Motorsports Park Toole, Utah – September 20, 2008	23rd	none

In February of 2007, we elected to change our business model and enter the Grand Am GT class races using only leased GT Class sports cars that would be made available to us on a per race event basis.  We entered into an agreement to lease our race vehicles from P-1, LLC ("P-1"), a California limited liability company in which Kevin O’Connell, is the Managing Member.  Kevin O'Connell also is the controlling person of the majority shareholders in our Company.  Our leasing agreement stipulates that we pay P-1, $7,500 per event in which we lease a P-1 owned race car.  Additionally, we must reimburse P-1 for any crash damage that may be sustained in a race.  In certain events, we may be required to purchase liability insurance to cover a total loss of the competition vehicle.  To date, we have not been required and have elected not to purchase this insurance.  We believe that the $7,500 leasing fee is equivalent to, or more advantageous to us, than might otherwise be available to us from other lessors of GT Class sprts cars

We believe that leasing, rather than owning, sports cars, has certain advantages to us, such as:

•	There is less need for us to employ skilled technicians for race preparation and maintenance as the cars are delivered race ready by the lessor;

•	If Grand Am institutes new rules requiring upgrading of the racecar specifications, no capital will be needed by us for the upgrading or purchase of new racecars;

•	No capital expenditures for new technologies is required of us for competition

•	No need to use Company capital in an illiquid and depreciating vehicle.

Commencing in April of 2007 we leased from P-1, a 2006 Porsche 997 GT-3 and entered and competed in the following Grand AM Rolex Series events:  Virginia International Raceway in a sprint race, Mazda Raceway Laguna Seca in northern California, Watkins Glen International for the 6 Hour, Circuit Gilles Villeneuve in Montreal for a sprint race, and the Sunchaser 1000 at Miller Motorsports Park in Utah.

In January of 2008 we leased the same racecar and entered and competed in the following Grand AM Rolex Series events to date: the Rolex 24 Hour at Daytona International, Mexico City, Mexico in a sprint race, Mazda Raceway Laguna Seca in northern California, Watkins Glen International for the 6 Hour, and have planed to attend races at the Circuit Gilles Villeneuve in Montreal for a sprint race, and the Sunchaser 1000 at Miller Motorsports Park in Utah for the Rolex Series finale.

Business Strategy

Although many of the motorsports events we enter have winning or top placing cash purses, we do not intend to rely on the cash purses we may receive.  We expect that the majority of our revenue will be received from sponsorships with businesses that have an interest in creating greater awareness of their corporate brand through an affiliation with international motorsports. However, we have not had any sponsors and there can be no assurance that we will be able to attract and sponsors.

Sponsorship

In the Grand Am series, the GT spec race cars have a certain portion of the vehicle that are available for the placement or corporate logos or the images of company products or services.  In the Rolex GT series, the vehicle's front hood is designated for logo placement with the exception of a ten inch by ten inch square area that is left for the series assigned competition number.  Both sides of the race car from the front quarter panel, to the door, to the rear quarter panel are available for corporate logos with the exception of a twenty inch by twenty inch portion of the lower door that is left open for the series assigned competition number.  The rear deck lid of the car is also available for corporate logos.  In comparison to other domestic and international series such as NASCAR, the Indy Car Series or Formula One, the GT series in Grand Am has on average more placement space on the car than these respective series due to the design of the GT cars and the lack of series contingency sponsors that take up much of the space of certain competing series cars.

Potential sponsors in the Rolex GT series are regional, national, and international companies with an interest in promoting and marketing in North America and to a lesser degree internationally.  To date, the company has raced in events in the eastern and western United States, Mexico and Canada.  We offer sponsors the ability to have their logos, names or other identifying marks such as images displayed on our equipment with our drivers acting as professional spokes people.  There are three levels of sponsorship available to our clients: Primary sponsors, Secondary sponsors and In-Kind sponsors.

Primary Sponsor

A Primary Sponsor will have the largest sponsor’s logo appearing on a race car and the car will be named as the Primary Sponsor's car in the race programs and other promotional literature concerning the particular race event.  For example, if the Primary Sponsor is the XYZ Company, the race car would be referred to as “the #27 XYZ Company Car.” The logo will generally cover 75% of the available advertising space on the car. The car will be referred to in all media coverage as the Primary Sponsor’s car. We estimate that the fee for being a Primary Sponsor will be $75,000 per event and may vary depending on the series contemplated and the "Hospitality" services requested.  "Hospitality" services include the attendance and use of the race car at a sponsor's non-race event.  Hospitality services are provided at additional cost for a Primary Sponsor.

Secondary Sponsor

A Secondary Sponsor will have the use of approximately 15% of the available advertising space on the race car. This is generally the front and rear bumpers and lower rear quarter panels. The fee for a Secondary Sponsor will be $25,000 per event and may vary depending on the series contemplated and hospitality requested.

In-Kind Sponsor

An In-Kind Sponsor has use of the remaining available advertising space apart from any of the series contingency sponsors. This is the lower rocker panels, the door-posts and certain parts of the front bumpers. In-Kind sponsors provide supplies, part of race purse monies, and incentive fees. An In-Kind sponsor provides good or services to us in return for displaying the sponsor’s logo on our racecars, equipment or apparel. The In-Kind sponsorship fees are based upon the value of the product or service that may be provided to us.

Facilities and Maintenance

Maintenance and race set up is an ongoing effort in auto racing.  Mr. Montgomery manages the staff of independent technicians to maintain a regular schedule updates and changes to back up parts and various pit equipment needed at racing events. Since our race cars are leased, we spend less time on preparing our car for an actual race event.   Our leased race cars are managed for racing from a facility in Riverside, California owned by Riverside Acceptance, LLC, a California LLC whose majority economic interests are held by Kevin O’Connell, a related party.  We do not pay for our leased space.

Leased Race Cars

The race cars we lease come prepared for general racing but not "set up" for racing at certain specific race tracks.  We retain independent technicians to adapt the driving characteristics of the racecar to the individual race in which we intend to compete.  The race cars are adapted in accordance with the recommendations of our drivers and the data our staff has compiled based upon previous events held at the venue.   We are responsible for any crash related damage to the car, but not for incidental damage such as engine and transmission problems.

 Marketing

Our company intends to hire a marketing and sales person to pursue the direct sales of sponsorships and branding awareness services.  However we will not be able to hire such a person until we have the financial resources to do so.

Competition

We principally compete with other racing teams and advertising and public relations companies that are much larger, well known, better established and have greater financial resources than us. We do not consider our team to be a factor in the overall racing industry. We compete for sponsorship dollars with other sports such as football, baseball, basketball, hockey, tennis and golf and with other live entertainment and popular recreational activities.

While we believe auto racing continues to be one of the most popular entertainment sports in the country in recent years, there can be no assurance that such growth rates will be maintained. In the event that fan interest declines, racing might not be as attractive to the television industry or live spectator, which could have an adverse effect on our operations.

There can be no assurance that our vehicles will be competitive or qualify for each, or any, Grand Am GT Series sanctioned event entered. If we are not as successful competitively, we could have a more difficult time attracting and maintaining sponsors, drivers and crews which in turn could impact our ability to attract and maintain sponsorship. We will compete with well-established teams and there can be no assurance that we will be able to create or maintain a competitive position. In addition, there are relatively low barriers to entry into these markets and we expect to continue to face competition from new entrants into these same markets. There can be no assurance that we will be able to compete successfully in these markets.

Employees

As of September 30, 2008, we had no full-time employees. Our only employees consist of three management personnel, all of whom devote 25% or less of their time to our business affairs. We intend to hire full time employees when and if we have the financial resources to do so. Until such time as we are in a position to hire full time employees, we will hire independent contractors to perform work for us on an as needed basis. None of our employees are represented by a labor union or a collective bargaining agreement. We consider our relations with our Management employees to be good.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

This prospectus contains forward-looking statements that involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus.

We are a small auto racing business that has participated primarily in Grand Am-Rolex Series sanctioned events.  We utilize our racecars to provide marketing and public relations services to sponsors desiring to use our racecars to market their product or service by having our vehicles carry their corporate brand. We have conducted limited operations to date.

Trends & Outlook

Revenue--Our revenue is currently derived from Sponsorship clients. In exchange for “sponsorship” money, our clients place advertisements, corporate logos and images on our race cars.  Additionally, we receive cash purses from the primary sanctioning body which is contingent upon our finishing position.  These purses range from $50,000 for top finishes to $3,000 for lower tier finishes.

Long-term, we cannot predict the growth or decline of our revenues. If certain standards set by our sponsors are or are not met we could increase or decrease our sponsor revenue. Such standards are agreed upon between the Company at the inception of the sponsor agreement and are based upon the success of our team in competition and the ongoing interest in Grand Am racing.  Our success criteria includes but is not limited to on track success, hospitality, race event attendance and television viewers and overall media coverage.  We believe we currently satisfy these standards for our sponsors.  In the event the company fails to satisfy these standards, certain sponsors might terminate their relationship with us.  We maintain these standards by directly communicating with our sponsors and managing expectations.

Operating Expenses-- Our Operating expenses are currently attributed to the regular operations of the company. These expenses include, but are not limited to, materials and parts, technical consulting, transportation, marketing, travel and administrative costs. These costs can vary depending on commodities such as fuel, the distance traveled, costs of advertising or changes in technical consulting fees.

Significant Accounting Policies

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 of the Notes to Consolidated Financial Statements describes the significant accounting policies used in the preparation of the consolidated financial statements. Certain of these significant accounting policies are considered to be critical accounting policies, as defined below.

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates have the following attributes: 1) we are required to make assumptions about matters that are highly uncertain at the time of the estimate; and 2) different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

Estimates and assumptions about future events and their effects cannot be determined with certainty. We base our estimates on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. These changes have historically been minor and have been included in the consolidated financial statements as soon as they became known. Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, management believes that our consolidated financial statements are fairly stated in accordance with accounting principles generally accepted in the United States, and present a meaningful presentation of our financial condition and results of operations. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our consolidated financial statements:

 Use of Estimates--These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, accordingly, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Specifically, our management has estimated the expected economic life and value of our licensed technology, our net operating loss for tax purposes and our stock, option and warrant expenses related to compensation to employees and directors, consultants and investment banks. Actual results could differ from those estimates.

Cash and Equivalents--We maintain our cash in bank deposit accounts, which at times, may exceed federally insured limits. We have not experienced any losses in such account.

Revenue Recognition--Our revenues, to date, has been derived from advertising, sponsors and from race purses. Revenue is recognized on an accrual basis as earned under contract terms.

Intangible and Long-Lived Assets--We follow SFAS No. 144, "Accounting for Impairment of Disposal of Long-Lived Assets," which established a "primary asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. During the period ended December 31, 2006 no impairment losses were recognized.

Stock Based Compensation--We recognize expenses for stock-based compensation arrangements in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, “ Accounting for Stock Issued to Employees,” and related Interpretations. Accordingly, compensation cost is recognized for the excess of the estimated fair value of the stock at the grant date over the exercise price, if any. The Company accounts for equity instruments issued to non-employees in accordance with EITF 96-18,“Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Good or Services.” Accordingly, the estimated fair value of the equity instrument is recorded on the earlier of the performance commitment date or the date the services required are completed.

Beginning in 2006, we adopted SFAS No. 123R “Share Based Payment” which superseded APB Opinion No. 25. SFAS No. 123R requires compensation costs related to share-based payment transactions to be recognized in the financial statements. We do not believe the adoption of SFAS No. 123R will have a material impact on our financial statements.

RESULTS OF OPERATIONS

Result of Operations for the Years ending December 31, 2006 and 2007

Revenues

Total revenues were $50,912 for the year ended December 31, 2007, representing an increase of $46,354 or 1100% compared to $4,558 for the year ended December 31, 2006. The increase in revenue is as a result of an overall increase in the number of events entered and purse winnings earned in those events. [

Cost of Revenues

There were no costs of revenues in either the twelve months ending December 31, 2007 or the twelve months ending December 31, 2006.

Operating Expenses

Operating expenses for the year ended December 31, 2007 were $329,486 or 650% of revenue as compared to $619,806 or 13,750% of revenue for the same period in 2006. Expenses in 2007 included $307,088 for General & Administrative and $22,398 for Amortization and Depreciation.  The decreases in expenses in 2007 are directly attributable to the diminished race related activities in 2007.

In 2007, amounts related to preparation and maintenance activities were approximately $154,778 for parts and maintenance, $37,500 for racecar leases initiated by our leasing program, $8,083 for travel and transportation, $45,075 for consultants, and $5,100 in entry fees and $59,365in interest payments.

Additionally, in 2006 the Company incurred approximately $28,000 in entry fees for various sanctioned events, $204,768 for racecar parts and maintenance, $22,960 for crew member and driver apparel, $21,130 for supplies and $68,360 for travel and accommodations.

Depreciation and Amortization

Depreciation and amortization expenses for the twelve months ended December 31, 2007 were $22,398, or 44% of revenue, as compared to $66,509, or 1,400% of revenue for the same period in 2006. The decrease in expenses for 2007 is related to the disposition of certain race assets throughout the year.

Interest Expense

Interest expense for the twelve months ended December 31, 2007 was $59,365, or 100% of revenue, as compared to $38,159, or 840% of revenue for the same period in 2006. The increase in interest expense is due to the increased indebtedness in 2007 by $842,964.

Other Non-operating Income

The Company had no non-operating income in the twelve months ending December 31, 2007 and none for the corresponding period in 2006.

Net Loss

The net loss for the twelve months ended December 31, 2007 was $322,544 or 640% of revenue as compared to a loss of $653,407 or 14,400% of revenue for the same period in 2006. The decrease in loss for 2007 is attributable to the commencement of our leasing program and the decrease in expenses related to owning and maintaining our primary race vehicle(s).

Year Ended December 31, 2007 as Compared to the Year Ended December 31, 2006

In 2006 the Company participated in the Grand Am Rolex Series race series in North America and begin to outline a  foundation for additional events outside of the United States.  The addition of the international races provides a wider audience for potential sponsorship and marketing clients. In 2006, the Company did not participate in any international events. The Company did participate in one international event in Montreal in 2007.

Liquidity & Capital Resources

Cash

Our primary source of liquidity is cash provided by financing activities. Net cash used in operations for the year ended December 31, 2007 was $224,693 as compared to $550,276 for the same period in 2006.

Liquidity

The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern. The Company incurred a net loss of $322,544 and utilized cash in operating activities of $224,693 during the twelve months ended December 31, 2007. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

Management is continuing to raise capital through the issuance of debt and equity and believes it will be able to raise sufficient capital over the next twelve months to finance operations. However, there can be no assurances that the Company will be successful in this regard or will be able to eliminate its operating losses. The accompanying financial statements do not contain any adjustments which may be required as a result of this uncertainty.

For the next fiscal year, management estimates that the cost of operating the business will require additional capital of up to One Hundred Fifty Thousand dollars ($150,000) consisting of: $5,000 for registration and licenses required for entry in select sanctioned racing events; $10,000 for travel and lodging; $3,000 for marketing and promotion; $10,000 for legal and accounting; $10,000 for engineers and consultants; $45,000 for parts, $18,000 for fuels and tires; $7,000 for racecar transporter travel; $20,000 for debt service of all Company notes payable; and $22,000 in miscellaneous expenses.  Lease payments for the use of certain race cars with accrue with our related party lessor, P-1, LLC.

We intend to hold discussions with existing shareholders, new prospective shareholders and various lenders providers in pursuing the capital we need for the upcoming twelve months of operations.  Additionally, the current Board members may be a source of capital as well. However, there can be no assurance that we will be able to raise any additional equity or debt capital.

The company’s capital requirements consist of general working capital needs, scheduled principal and interest payments on debt when required, obligations, and capital expenditures. The Company’s capital resources consist primarily of cash generated from proceeds through the issuances of common stock. At March 31, 2007 the company had cash of approximately $21,161.

Cash Flows for the Year Ended December 31, 2007

Operating activities for the twelve months ended December 31, 2007 used $224,693 in cash. The Company had no accounts receivable during the period ending December 31, 2007 and the same for the corresponding period in 2006. The Company also had no trade accounts payable during either period. The Company in 2007 and 2006 had related party payables outstanding of $346,061 and $347,196 respectively and accrued interest payable of $75,257 for the year ending 2007 and $26,147 for the year ending 2006.

The Company raised $66,379 in cash from financing activities net of repayments of debt.

Stockholder Matters

Stockholder’s deficit was $(899,297) on December 31, 2007, or $(0.06) per share outstanding. During the corresponding period in 2006 stockholder’s equity was $(613,282) or $(0.06) per share outstanding.

Result of Operations for the Quarters ending June 30, 2008 and June 30, 2007

Revenues

Total revenues for the two quarters ended June 30, 2008 were $9,724 or (.001) per share compared to the same period ending June 30, 2007 which were $40,750 or (0.01) per share.  The revenues for the six months ended June 30, 2008 were down from the same period in 2007 due to the decrease in the number of events entered by the company and the inability of the company do secure sponsorship due to its reduced event schedule.

Cost of Revenues

There were no costs of revenues in either the three months ending June 30, 2008 for the six months ending June 30, 2007.

Operating Expenses

Operating expenses for the second quarter ending June 30, 2008 were $67,571 as compared to $167,056 for the same period in 2007.

 Amounts related to these activities in the quarter ending June 30, 2008 were $20,000 for Consulting Fees, $20,000 for revolving debt payments and $25,000 for professional fees.  Our 2007 expenses include approximately $50,000 for repairs and maintenance, $20,000 for travel and transportation, $15,000 for consulting fees, $5,000 for entry fees, $25,000 for professional fees and $10,000 for other unaccountable expenses. The decrease in expenses can be attributed to the decrease in race related activities in 2008.

Depreciation and Amortization

Depreciation and amortization expenses for the six months ended June 30, 2008 were $5,649, compared to $16,750 for the six months ended June 30, 2007.

Interest Expense

Interest expense for the six months ended June 30, 2008 was $2,944, as compared to $29,711 for the same period in 2007. The decrease in interest expense is related to the decreased indebtedness of approximately $842,964 through the year ending December 31, 2007 to $34,131 for the six months ending June 30, 2008.

Other Non-operating Income

The Company had no non-operating income in the six months ending June 30, 2008 and no non-operating income for the corresponding period in 2007.

Net Loss

The net loss for the six months ended June 30, 2008 was $60,791 as compared to a loss of $140,622 for the same period in 2007. The decrease in loss is attributable to the decrease in expenses resulting from the reduction of scheduled events for 2008.

Liquidity and Capital Resources

Cash

Our primary source of liquidity in the six months ending June 30, 2008 was cash provided by additional financings.  Net cash used in operations for the quarter ended June 30, 2008 was $2,254 as compared to $93,973 for the same period in 2007.

Liquidity

The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern. The Company incurred a net loss of $60,791 and utilized cash in operating activities of $2,254 during the six months ended June 30, 2008. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

Management is continuing to raise capital through the issuance of debt and equity and is confident it will be able to raise sufficient capital over the next twelve months to finance operations. However, there can be no assurances that the Company will be successful in this regard or will be able to eliminate its operating losses. The accompanying financial statements do not contain any adjustments which may be required as a result of this uncertainty.

As of June 30, 2008, management estimates that the cost of operating the business will require additional capital of up to One Hundred Fifty Thousand dollars ($150,000) consisting of:  $7,500 for entry fees, registrations and licenses  required for entry in select racing events; $25,000 for air and auto travel and lodging; $2,500 for marketing and promotion; $25,000 for legal and accounting;  $15,000 for engineers, consultants and associates; $35,000 for race parts, $12,500 for fuels and tires; $7,500 for transporter costs, and $15,000 for debt service of certain revolving credit accounts, and $5,000 in unaccounted for expenses.

We intend to hold discussions with existing shareholders, new prospective shareholders and various venture funds in pursuing the capital we need for the upcoming twelve months of operations.  Additionally, the current Board members may be a source of capital. However, there can be no assurance that we will be able to raise any additional equity or debt capital.

The Company’s capital requirements consist of general working capital needs, scheduled principal and interest payments on debt, obligations, and capital expenditures. The Company’s capital resources consist primarily of cash generated from proceeds through the issuances of common stock. At June 30, 2008 the company had cash of approximately $16,135.

Cash Flows for the Quarter Ended June 30, 2008

Operating activities for the six months ended June 30, 2008 used $2,254 in cash. The Company had no accounts receivable during the period ending June 30, 2008 and none during the corresponding period in 2007.

The company also had no trade accounts payable at June 30, 2008 and no balance at June 30, 2007.  The Company had related party accrued payables outstanding of $346,061 for the year ending December 31, 2007 and no balance for the six month ended June 30, 2008.

The company had accrued interest payable of $75,257 for the year ended December 31, 2007 and $75 for the six months ended June 30, 2008.  The decrease in the accrued interest was due to the decrease in certain payables.

Stockholder Matters

Stockholders’ deficit was ($55,958) on June 30, 2008, or $(0.004) per share outstanding.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment.” SFAS No. 123R replaced SFAS No. 123 and superseded Accounting Principles Board Opinion No. 25. SFAS No. 123R requires compensation costs related to share-based payment transactions to be recognized in the financial statements. On April 14, 2005, the Securities and Exchange Commission issued an announcement amending the compliance dates for the FASB's SFAS 123R that addresses accounting for equity based compensation arrangements. Under SFAS 123R registrants would have been required to implement the standard as of the beginning of the first interim or annual period that begins after June 15, 2005. The Commission's new rule will allow companies to implement SFAS 123R at the beginning of the next fiscal year after June 15, 2005. The Company adopted SFAS 123R in the first quarter 2006. The adoption of SFAS No. 123R did not have a material impact on our financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29” (“SFAS No. 153”). SFAS No. 153 is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. APB Opinion No. 29, “Accounting for Non-monetary Transactions,” provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. Under APB Opinion No. 29, an exchange of a productive asset for a similar productive asset was based on the recorded amount of the asset relinquished. SFAS No. 153 eliminates this exception and replaces it with an exception of exchanges of non-monetary assets that do not have commercial substance. SFAS No. 153 became effective for our Company as of July 1, 2005. The Company will apply the requirements of SFAS No. 153 on any future non-monetary exchange transactions.

In March 2005, the FASB issued FASB Interpretation ("FIN") No. 47 "Accounting for Conditional Asset Retirement Obligations--an Interpretation of FASB Statement No. 143" ("FIN No. 47"). FIN No. 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and/or method of settlement are conditional on a future event. FIN No. 47 is effective for us no later than December 31, 2005. The adoption of FIN No. 47 did not have a material impact on our financial condition or results of operations.

Note 1.  In May 2005,  the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB No. 20 and FASB Statement No. 3” (“SFAS No. 154”).  SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable.  APB Opinion No. 20 “Accounting Changes,” previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle.  This statement is effective for our Company as of January 1, 2006. The adoption of SFAS No. 154 did not have a material impact on our financial statements.

In March 2005, the SEC released Staff Accounting Bulletin No. 107, "Share-Based Payment"("SAB 107"), which provides interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. It also provides the SEC staff's views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS 123(R), to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 2005. The company adopted SFAS 123(R) in the first quarter of 2006. The adoption did not have a material effect on the results of operations of the Company.

MANAGEMENT

Name	Age	Position
Roy C. Montgomery	41	Chairman of the Board & CEO
Ronald E. Norwood	41	Chief Operating Officer
Richard M. Toth	33	Secretary & Treasurer

Roy C. Montgomery— Since 2004, Mr. Montgomery has been involved in private equity and asset management firms with particular focus in equities management, structured investments, private and public financings, acquisitions and dispositions and corporate restructuring. He is the Chief Operations Officer of General Pacific Partners, LLC, a firm providing direct investment, sponsorship and advisory services to public and private companies.  In 2004, Montgomery became a NASD securities licensed financial advisor and a representative of the Northwestern Mutual Financial Network.  From 2004 to 1996 Montgomery entered into a partnership with his father Chester Montgomery developing a large Manufacturing Facility specializing in large Sub-Sea wellhead components and was named V.P. of Operations, directly involved with manufacturing, purchasing and engineering.  From 1994 to 1993 after Montgomery Machine was sold, Montgomery founded a commercial service company servicing commercial kitchen equipment for some of the largest nationally recognized fast food chains in the United States.  From 1993 to 1986 managed the early stage efforts of several large volume/large capacity sub-sea wellhead manufacturing facilities in Houston, Texas.  Mr. Montgomery was responsible for QA/QC and the integration of ISO 1990/9002 QA/QC control systems, a nationally recognized standard of documented procedures and standards recognized by all international suppliers.   Montgomery has completed training in Computer Science and Mechanical Engineering. Mr. Montgomery devotes approximately 25% of his time to our business.

Ronald E. Norwood—Since 1985 Mr. Norwood has been a real estate owner, developer and property manager specializing in residential income and single family homes.  He is a founding principal of Norwood Properties and handles responsibilities for originating and sourcing potential properties, directing acquisitions and dispositions and managing a staff that oversees day to day management of all real property assets.    Mr. Norwood has completed classes in Business Administration and Real Estate at the University of Houston.   Mr. Norwood devotes up to 25% of his time to our business.

Richard M. Toth --  Since October 2007, Mr. Toth has been the Chief Operations Officer of Specialty Rentals, LLC , a California based leasing company that originates leases for various types of equipment for the environmental services industry including hazardous waste remediation, water treatment and brownfield development equipment.  From August of 2004 to October of 2007, Mr. Toth was a regional Account Manager for Financial Title and Escrow Services in the Inland Empire in southern California.  From April  of 2003 to August of 2004, he was an account manager for the Gateway Title Company in Colton, California.  From February of 2003 to April of 2003, Mr. Toth was a driver representative for MBM Food Distribution based in Riverside, California.  Mr. Toth has been certified in CPR and in First Responder situations and has a California Class A drivers license for Commercial Vehicles.  Additionally, he is Treasurer of the Beaumont Fire Department, known as Station #66.  Mr. Toth devotes up to 25% of his time to our business.

Management Compensation

There are no written employment agreements with management. Management compensation will be determined by the board of directors based upon revenues and profits, if any, of the Company.

 Executive Compensation

Our current officers receive no compensation. There are no current employment agreements between the company and its executive officer or understandings regarding future compensation.

The directors and principal officers have agreed to work with no remuneration until such time as the company receives sufficient revenues necessary to provide proper salaries. The officers and directors have the responsibility to determine the timing of remuneration for key personnel.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (3)	All Other Compensation ($)
Roy C. Montgomery, Chairman of the Board & CEO	2007 2006 2005	$ 0 0 0	$ 0 0 0	$ 0 0 0	$ 0 0 0

Ronald E. Norwood, Chief Operating Officer	2007 2006 2005	$ 0 0 0	$ 0 0 0	$ 0 0 0	$ 0 0 0

Richard M. Toth, Secretary & Treasurer	2007 2006 2005	$ 0 0 0	$ 0 0 0	$ 0 0 0	$ 0 0 0

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the principal stockholders of the Company and their percentage stock ownership

Name	No. of Shares Owned	% of Stock Outstanding
Revete Capital Partners, LLC*	5,400,000	37.8
General Pacific Partners, LLC*	4,166,280	28.61
Group Billington Brown,Acceptance, LLC	770,865	5..24
World In Motion, Inc**	550,000	3.78
Roy C. Montgomery	75,000.5
Ronald E. Norwood	25,000.2
Richard Toth	25,000.2

*Kevin P. O’Connell is the managing member of Revete’ Capital Partners, LLC and General Pacific Partners, LLC)
** Donald L. Danks Donald Danks has sole voting and investment control of World In Motion, Inc.

Long Term Incentive Awards

Option Grants in Last Fiscal Year

We did not award options to our executive officers in 2006 or 2007 under any incentive plans.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

There were no option exercises by our executive officers in 2006 and 2007.

Employment Contract and Termination of Employment Agreements

We have no employment agreements with any officers or employees.

Limitations on liability and indemnification of officers and directors

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Nevada Revised Statutes. Our certificate of incorporation also provides that we must indemnify our directors and officers to the fullest extent permitted by Nevada law and advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Nevada law, subject to certain exceptions. We are in the process of obtaining directors’ and officers’ insurance for our directors, officers and some employees for specified liabilities.

The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

SEC Policy on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Long Term Incentive Plans

There are no long term  incentive plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 9,2007, we borrowed $50,000 from Chester Montgomery, the father of our CEO, Roy C. .Montgomery.  Upon the merger of SpeedSport Branding LLC into the Company, the indebtedness, including accrued interest was converted into 261.195 shares of common stock of the Company.

On July 5, 2006, we borrowed $2,400 from Roy C. Montgomery, our CEO.   Upon the merger of SpeedSport Branding LLC into the Company, the indebtedness, including accrued interest was converted into 13,510 shares of common stock of the Company.

On March 4, 2006, we borrowed $102,066 from General Pacific Partners, LLC a company which is controlled by Kevin P. O'Connell . Mr. O'Connell is the controlling person of Revete Capital Partners, LLC Group Billinton Brown Acceptance, LLC, and General Pacific Partners, LLC, which together hold a majority of our outstanding common shares.. Upon the merger of SpeedSport Branding LLC into the Company, the indebtedness, including accrued interest was converted into 516,280 shares of common stock of the Company.

On February 23, 2006, we borrowed a total of $128,595 from Billington Brown Acceptance, LLC, a company which is controlled by Kevin P. O'Connell . LLC a company which is controlled by Kevin P. O'Connell . Mr. O'Connell is the controlling person of Revete Capital Partners, LLC Group Billinton Brown Acceptance, LLC, and General Pacific Partners, LLC, which together hold a majority of our outstanding common shares..  Upon the merger of SpeedSport Branding LLC into the Company, the indebtedness, including accrued interest was converted into 770,865 shares of common stock of the Company.

On February 1, 2007we entered into an agreement to lease our race vehicles from P-1, LLC ("P-1"), a California limited liability company in which Kevin O’Connell, is the Managing Member.  Kevin O'Connell also is the controlling person of the majority shareholders in our Company.  Our leasing agreement stipulates that we pay P-1, $7,500 per event in which we lease a P-1 owned race car.  Additionally, we must reimburse P-1 for any crash damage that may be sustained in a race.  Through November 1, 2008, we have paid P-1 a total of $75,000.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001. As of September 30, 2008, there were 14,687,650  shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

Our Articles of Incorporation do not provide for cumulative voting rights for the election of directors, However, Section 2115 of the California General Corporation Law subjects certain foreign corporations doing business in California to various substantive provisions of the California General Corporation Law in the event that the average of its property, payroll and sales is more than 50% in California and more than one-half of its outstanding voting securities are held of record by persons residing in the State of California. Some of the substantive provisions include laws relating to annual election of directors, removal of directors without cause, removal of directors by court proceedings, indemnification of officers and directors, directors standard of care and liability of directors for unlawful distributions. The aforesaid Section does not apply to any corporation which, among other things, has outstanding securities designated as qualified for trading as a national market security on NASDAQ if such corporation has at least eight hundred holders of its equity securities as of the record date of its most recent annual meeting of shareholders. It is currently anticipated that we may be subject to Section 2115 of the California General Corporation Law which, in addition to other areas of the law, will subject us to Section 708 of the California General Corporation Law which mandates that shareholders have the right of cumulative voting at the election of directors.

Preferred Stock

We are authorized to issue up to 10 million shares of preferred stock.  We currently have no outstanding shares of preferred stock. The board of directors has the authority, without further action by our stockholders, to issue up to 10 million shares of preferred stock in one or more series and to fix the rights, preferences and privileges thereof, including dividend rates and preferences, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. Although they presently have no intention to do so, the board of directors, without stockholder approval, could issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may also have the effect of delaying or preventing a change of control of us.

General

Our board of directors has the authority, without stockholder approval, to issue up to 10,000,000 shares of preferred stock in one or more series and to determine the rights, privileges and limitations of the preferred stock. The rights, preferences, powers and limitations on different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. As of the date of this Prospectus, there were no Series of Preferred Stock designated by the board of directors, nor was there any Preferred Stock outstanding.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

•
disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules will discourage investor interest in and limit the marketability of our common stock.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the Selling Stockholders. The term “Selling Stockholders” includes the persons and entities named below, and their transferees, pledges, donees, or their successors. We will file a supplement to this prospectus to name any successors to the Selling Stockholders who will use this Prospectus to resell their securities. We will not receive any proceeds from the resale of the common stock by the Selling Stockholders. Assuming the Selling Stockholders sell all the shares registered below, none of the Selling Stockholders will continue to own any shares of our common stock.

	Total Number of shares owned prior to offering	Percentage of shares owned prior to offering	Percentage of shares owned after the offering assuming all of the shares are sold
Extend Services Pty Ltd(4	550,000	3.8	0
Douglas B. O’Dell(1)	212,135	1.45%	0
Blue Sand Holdings Trust Dated 6/1/2005 Greg Olafson Trustee(1)	144,635.99%		0
Edward Bernabeo(1)	56,985.39%		0
David Rifkin(1)	56,390.38%		0
Chester Montgomery(1)	261,195	1.79%	0
Jack McNutt(1)	164,210	1.12%	0
Rodney D. Hoffman(1)	137,050.94%		0
Buddy Brundo(1)	83,200.57%		0
Breesean Investments Pty, Ltd(1).	275,055	1.88%	0
Mike L. Meyer Living Trust, Michael L. Meyer , Trustee(1)	192,330	1.32%	0
Gary Ludi(1)	54,925.37%		0
Bruce L. Way Defined Benefit Plan dtd 01/96(1)	137,345.94%		0
Bernard Rubin Living Trust, 1995(1)	146,915	1.00%	0
Randy Delano(1)	273,560	1.87%	0
Kimball Family Trust – Steven Kimball & Lori Kimball Trustees(1)	136,640.93%		0
William T. Klope(1)	40,835.28%		0
David S. Hungerford(1)	135,920.93%		0
Stradtman Family Trust – Alan Martin Stradtman &
Charlotte W. Stradtman Trustees(1)	80,845.56%		0
RJW Investments, LLC(2)	134,420.92%		0
World in Motion, Inc.(3)	550,000	3.8%	0
Capital Strategy Partners, LLC(5)	315,000	2.2%	0

Total	4,139,590	29.8%	0

(1) Paid $.20 per share for their shares in a private placement pursuant to Regulation D
(2) Robert Waltos has full investment authority of RJW Investments, LLC
(3) Donald Danks has sole voting and investment control.
(4) Ivor Worrell has full investment authority of Extend Services Pty Ltd
(5) Chad B. Arnold has full investment authority of Capital Stategy Partners, LLC

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at prevailing market prices or privately negotiated prices. There can be no assurance that the Company will be approved for listing on the OTC Bulletin Board. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the exchange or quotation system;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions; and

(f) a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We, and the selling stockholders, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings nor are any contemplated by us at this time.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by de Castro P.C., San Diego, California 92101.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

In some cases, you can identify forward-looking statements by words such as "may," "should," "expect," "plan," "could," "anticipate," "intend," "believe," "estimate," "predict," "potential," "goal," or "continue" or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

EXPERTS

Ronald A. Chadwick. P.C., Certified Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2006 and 2007, that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors' opinion based on their expertise in accounting and auditing.

 AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of SpeedSport Branding, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

Our fiscal year ends on December 31. We plan to furnish our shareholders annual reports containing audited financial statements and other appropriate reports, where applicable. In addition, we intend to become a reporting company and file annual, quarterly and current reports, and other information with the SEC, where applicable. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 100 F. Street, N.E., Washington D.C. 20549-3561. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site at http\\www.sec.gov.

(A Development Stage Company)
Financial Statements

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado  80014
Telephone (303)306-1967
Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Speedsport Branding, Inc.
Newport Beach, California

I have audited the accompanying balance sheets of Speedsport Branding, Inc. (a development stage company) as of December 31, 2006 and 2007 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material  respects, the financial position of Speedsport Branding, Inc. as of December 31, 2006 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado	Ronald R. Chadwick, P.C.
August 5, 2008	RONALD R. CHADWICK, P.C.

Speedsport Branding, Inc.
(A Development Stage Company)
BALANCE SHEETS

	Dec. 31, 2006	Dec. 31, 2007	June 30, 2008
			(Unaudited)
ASSETS

Current assets
Cash	$10,891	$21,161	$16,135

Fixed assets - net	317,296	35,788	30,138

Total Assets	$328,187	$56,949	$46,273

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities
Accrued interest payable	$26,147	$75,257	$75
Accrued payables - related parties	350	38,025	68,025
Notes payable - current - related parties	347,196	346,061	-
Notes payable - current	406,634	476,855	14,083
Total current liabilties	780,327	936,198	82,183

Notes payable	161,142	20,048	20,048

Total Liabilities	941,469	956,246	102,231

Stockholders' Equity
Preferred stock, $.001 par value;
10,000,000 shares authorized;
none issued or outstanding	-	-	-
Common stock, $.001 par value;
100,000,000 shares authorized;
10,275,000 shares (2006 & 2007),
and 14,795,650 shares (2008) issued
and outstanding	10,275	10,275	14,796
Additional paid in capital	29,850	66,379	965,988
Deficit accumulated during the
development stage	(653,407)	(975,951)	(1,036,742)

Total Stockholders' Equity	(613,282)	(899,297)	(55,958)

Total Liabilities and Stockholders' Equity	$328,187	$56,949	$46,273

The accompanying notes are an integral part of the financial statements.

Speedsport Branding, Inc.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

						Period From
					Period From	Jan. 10, 2006
			Six Months	Six Months	Jan. 10, 2006	(Inception)
			Ended	Ended	(Inception)	To
	Year Ended	Year Ended	June 30, 2007	June 30, 2008	To	June 30, 2008
	Dec. 31, 2006	Dec. 31, 2007	(Unaudited)	(Unaudited)	Dec. 31, 2007	(Unaudited)

Revenues	$4,558	$42,250	$40,750	$4,527	$46,808	$51,335
Lease income - related party	-	8,662	-	5,197	8,662	13,859
	4,558	50,912	40,750	9,724	55,470	65,194

Operating expenses:
Amortization & depreciation	66,509	22,398	16,750	5,649	88,907	94,556
General and administrative	553,297	307,088	150,306	61,922	860,385	922,307
	619,806	329,486	167,056	67,571	949,292	1,016,863
Operating - other:
Gain on asset sales	-	15,395	15,395	-	15,395	15,395

Gain (loss) from operations	(615,248)	(263,179)	(110,911)	(57,847)	(878,427)	(936,274)

Other income (expense):
Interest expense	(38,159)	(59,365)	(29,711)	(2,944)	(97,524)	(100,468)

Income (loss) before
provision for income taxes	(653,407)	(322,544)	(140,622)	(60,791)	(975,951)	(1,036,742)

Provision for income tax	-	-	-	-	-	-

Net income (loss)	$(653,407)	$(322,544)	$(140,622)	$(60,791)	$(975,951)	$(1,036,742)

Net income (loss) per share
(Basic and fully diluted)	$(0.06)	$(0.03)	$(0.01)	$(0.00)

Weighted average number of
common shares outstanding	10,262,500	10,275,000	10,275,000	13,988,208

The accompanying notes are an integral part of the financial statements.

Speedsport Branding, Inc.
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS' EQUITY

				Deficit
				Accumulated
	Common Stock (1)			During The	Stock-
		Amount	Additional	Development	holders'
	Shares	($.001 Par)	Paid in Capital	Stage	Equity

Balances at January 10, 2006	-	$-	$-	$-	$-

Shares issued to founders
for services 1/12/06	10,125,000	10,125			10,125

Shares issued for cash	150,000	150	29,850		30,000

Gain (loss) for the year				(653,407)	(653,407)

Balances at December 31, 2006	10,275,000	$10,275	$29,850	$(653,407)	$(613,282)

Related party debt relief			36,529		36,529

Gain (loss) for the year				(322,544)	(322,544)

Balances at December 31, 2007	10,275,000	$10,275	$66,379	$(975,951)	$(899,297)

Debt conversion	4,412,650	4,413	878,117		882,530

Shares issued for services	108,000	108	21,492		21,600

Gain (loss) for the year				(60,791)	(60,791)

Balances at June 30, 2008	14,795,650	$14,796	$965,988	$(1,036,742)	$(55,958)

(1) As adjusted for a 1 for 5 LLC interest interest for common share exchange in May 2008.

The accompanying notes are an integral part of the financial statements.

Speedsport Branding, LLC
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

						Period From
					Period From	Jan. 10, 2006
			Six Months	Six Months	Jan. 10, 2006	(Inception)
			Ended	Ended	(Inception)	To
	Year Ended	Year Ended	June 30, 2007	June 30, 2008	To	June 30, 2008
	Dec. 31, 2006	Dec. 31, 2007	(Unaudited)	(Unaudited)	Dec. 31, 2007	(Unaudited)

Cash Flows From Operating Activities:
Net income (loss)	$(653,407)	$(322,544)	$(140,622)	$(60,791)	$(975,951)	$(1,036,742)

Adjustments to reconcile net loss to
net cash provided by (used for)
operating activities:
Amortization & depreciation	66,509	22,398	16,750	5,649	88,907	94,556
Stock issued for services	10,125	-	-	21,600	10,125	31,725
Gain on asset sales	-	(15,395)	(15,395)	-	(15,395)	(15,395)
Accrued payables	26,147	53,173	22,794	1,288	79,320	80,608
Accrued payables - related parties	350	37,675	22,500	30,000	38,025	68,025
Net cash provided by (used for)
operating activities	(550,276)	(224,693)	(93,973)	(2,254)	(774,969)	(777,223)

Cash Flows From Investing Activities:
Fixed asset purchases	(383,805)	-	-		(383,805)	(383,805)
Fixed asset sales		130,000	130,000	-	130,000	130,000
Net cash provided by (used for)
investing activities	(383,805)	130,000	130,000	-	(253,805)	(253,805)

(Continued On Following Page)
The accompanying notes are an integral part of the financial statements.

IMMS, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
(Continued From Previous Page)

						Period From
					Period From	Jan. 10, 2006
			Six Months	Six Months	Jan. 10, 2006	(Inception)
			Ended	Ended	(Inception)	To
	Year Ended	Year Ended	June 30, 2007	June 30, 2008	To	June 30, 2008
	Dec. 31, 2006	Dec. 31, 2007	(Unaudited)	(Unaudited)	Dec. 31, 2007	(Unaudited)

Cash Flows From Financing Activities:
Notes & loans payable - borrowings	1,142,297	420,542	210,271	2,174	1,562,839	1,565,013
Notes & loans payable - payments	(227,325)	(315,579)	(255,350)	(4,946)	(542,904)	(547,850)
Sales of common stock	30,000	-	-	-	30,000	30,000
Net cash provided by (used for)
financing activities	944,972	104,963	(45,079)	(2,772)	1,049,935	1,047,163

Net Increase (Decrease) In Cash	10,891	10,270	(9,052)	(5,026)	21,161	16,135

Cash At The Beginning Of The Period	-	10,891	10,891	21,161	-	-

Cash At The End Of The Period	$10,891	$21,161	$1,839	$16,135	$21,161	$16,135

Schedule Of Non-Cash Investing
And Financing Activities

Common stock issued for services	$10,125	$-	$-	$21,600	$10,125	$31,725
Asset sold for assumption of debt	$-	$140,737	$-	$-	$140,737	$140,737
Debt converted to capital	$-	$36,529	$-	$882,530	$36,529	$919,059

Supplemental Disclosure

Cash paid for interest	$12,012	$6,192	$3,096	$1,424	$18,204	$19,628
Cash paid for income taxes	$-	$-	$-	$-	$-	$-

The accompanying notes are an integral part of the financial statements.

Speedsport Branding, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2007, & June 30, 2008 (Unaudited),
For The Period From January 10 2006 (Inception) Through December 31, 2007,
 And For The Period From January 10, 2006 (Inception)
Through June 30, 2008 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Speedsport Branding, Inc. (the “Company”), was incorporated in the State of Nevada on January 10, 2006. The Company designs and assembles motorsport racecars for its own use, and competes in organized racing events. The Company is currently considered to be in the development stage, and has generated only limited revenues from its activities in the racing business. Speedsport Branding, LLC was formed in the State of California on January 26, 2006. On May 15, 2008, in a merger classified as a transaction between parties under common control, the sole membership interest owner in Speedsport Branding, LLC exchanged 30,000 membership interests for 150,000 common shares in Speedsport Branding, Inc. Subsequent to the consummation of the merger Speedsport Branding, LLC ceased to exist. The results of operations of Speedsport Branding, Inc. and Speedsport Branding, LLC have been combined from January 26, 2006 forward through the date of merger.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounts receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At December 31, 2006 and 2007, and June 30, 2008 the Company had no balance in its allowance for doubtful accounts.

Property and equipment

Property and equipment are recorded at cost and depreciated under straight line methods over each item's estimated useful life. The Company uses a five year life for racecars, vehicles and furniture and fixtures.

Speedsport Branding, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2007, & June 30, 2008 (Unaudited),
For The Period From January 10 2006 (Inception) Through December 31, 2007,
 And For The Period From January 10, 2006 (Inception)
Through June 30, 2008 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued):

Revenue recognition

Revenue is recognized on an accrual basis as earned under contract terms.

Advertising costs

Advertising costs are expensed as incurred. The Company recorded no material advertising costs in 2006 or 2007, or for the six months ended June 30, 2008.

Income tax

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (“SFAS 109”). Under SFAS 109 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Financial Instruments

The carrying value of the Company’s financial instruments, as reported in the accompanying balance sheets, approximates fair value.

Speedsport Branding, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2007, & June 30, 2008 (Unaudited),
For The Period From January 10 2006 (Inception) Through December 31, 2007,
 And For The Period From January 10, 2006 (Inception)
Through June 30, 2008 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Long-Lived Assets

In accordance with Statement of Financial Accounting Standard 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that may suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Products and services, geographic areas and major customers

The Company earns revenue from race purses and the sale of advertising to racing sponsors, but does not separate sales of different activities into operating segments. The Company had limited revenues in 2006 and 2007 from a small client base. Revenue in 2007 included lease income from the lease of a vehicle to a related party.

NOTE 2. RELATED PARTY TRANSACTIONS

At year end 2006 and 2007 the Company had $347,196 and $346,061 in notes payable due to related parties.  The borrowings were used to purchase race cars and other equipment and to fund operations. The notes were unsecured, due on demand and bore interest at 8%.

On January 31, 2008, the Company converted debt totaling $882,530 into 4,412,650 shares of common stock.  Included in the transaction was $375,370 of related party notes payable and accrued interest converted to 1,876,850 shares.

In March 2007, the Company signed an agreement to lease a truck to a related party.  The amount of $866 per month is reflected as revenue on the statement of operations.  The agreement runs through January 2011.

In February 2007, the Company signed an agreement to lease a race car from a related party.  Under the terms of the agreement the Company leases the race car for specific races and pays $7,500 per race for use.  The term is on a per event basis and has no end date.  General and administrative expense on the statement of operations includes $37,500 at December, 31, 2007 and $30,000 as of June 30, 2008 from this agreement.

Speedsport Branding, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2007, & June 30, 2008 (Unaudited),
For The Period From January 10 2006 (Inception) Through December 31, 2007,
 And For The Period From January 10, 2006 (Inception)
Through June 30, 2008 (Unaudited)

NOTE 3. FIXED ASSETS

Fixed asset values recorded at cost are as follows:

	December 31,		June 30,
	2006	2007	2008
			(Unaudited)
Racecars and equipment	$139,090	$8,090	$8,090
Trucks and other vehicles	241,937	45,623	45,623
Furniture and fixtures	2,778	2,778	2,778
	383,805	56,491	56,491
Less accumulated depreciation	(66,509)	(20,703)	(26,353)
Total	$317,296	$35,788	$30,138

Depreciation expense in 2006 and 2007, and for the six months ended June 30, 2008 was $66,509, $22,938, and $5,649.

NOTE 4. NOTES PAYABLE

	December 31,		June 30,
	2006	2007	2008

Notes payable to related parties, unsecured, due on demand, interest rate 8%	$347, 196	$346,061	-

Notes payable to individuals, unsecured, due on demand, interest rate 8%	516,311	460,000	-

Note payable to bank, secured, interest rate 7.24%	36,559	28,650	24,427

Note payable to bank, secured, interest rate 17%	14,906	8,253	9,704
	914,972	842,964	34,131

Less current portion	(753,830)	(822,916)	(14,083)

Long-term portion	$161,142	$20,048	$20,048

Speedsport Branding, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2007, & June 30, 2008 (Unaudited),
For The Period From January 10 2006 (Inception) Through December 31, 2007,
 And For The Period From January 10, 2006 (Inception)
Through June 30, 2008 (Unaudited)

NOTE 4. NOTES PAYABLE (continued):

Required principal payments from December 31, 2007 forward are as follows:

2008	$ 823,078
2009	9,258
2010	9,951
2011	677
2012	-
842,964

NOTE 5. INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

At December 31, 2006 and 2007 the Company had net operating loss carryforwards of approximately $10,475 and $10,650 which begin to expire in 2026. The deferred tax asset of $2,095 and $2,130 created by the net operating losses has been offset by a 100% valuation allowance. The change in the valuation allowance in 2006 and 2007 was $2095 and $35.

NOTE 5. GOING CONCERN

The Company has suffered recurring losses from operations which raises substantial doubt about the Company’s ability to continue as a going concern. Continued losses could cause the Company to be unable to continue in the racing industry or to meet debt obligations. The Company believes that racing requires significant capital outlays on a continual basis to successfully fund operations, but with adequate funding that profitable operations can be achieved. Without proper capitalization the Company could discontinue operations. The Company is currently undertaking to register XXX common shares under an S-1 registration statement in an effort to create a publicly

Speedsport Branding, Inc.
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2007, & June 30, 2008 (Unaudited),
For The Period From January 10 2006 (Inception) Through December 31, 2007,
 And For The Period From January 10, 2006 (Inception)
Through June 30, 2008 (Unaudited)

NOTE 5. GOING CONCERN (Continued):

traded market for its stock. If successful, the Company believes that it could attract equity capital more easily to finance operations. The Company will receive no proceeds from the registration and sale of the XXX common shares. The Company has generated no significant operating revenue during the year ended December 31, 2007, but if able to attract financing for operations anticipates generating revenues in the next 12 months, and more specifically during the racing season from February through November, through increased racing activities and sponsorships. The Company's assets are very specialized, and any value recovery should the Company cease operations may be minimal, and insufficient to meet debt obligations.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

ARTICLE VI of our Bylaws states that to the extent and in the manner  permitted  by the  laws of the State of Nevada, and  specifically   as  is  permitted  under  the  Nevada Revised Statutes pertaining to Corporations, the  corporation  shall  indemnify  any person who was or is a party  or is  threatened  to be  made a  party  to any  threatened,  pending  or completed action, suit or proceeding, whether civil, criminal, administrative or investigative,  other than an action by or in the right of the  corporation,  by reason of the fact that such person is or was a director,  officer,  employee or agent of the corporation, or is or was serving at the request of the corporation as a director,  officer, employee or agent of another corporation,  partnership, joint venture, trust or other enterprise against expenses,  including attorneys' fees, judgments, fines and amounts paid in settlement.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 13. EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth our expenses in connection with this registration statement. All of these expenses are estimates, other than the fees and expenses of legal counsel and filing fees payable to the Securities and Exchange Commission.

Expense or Fee	Amount to Be Paid
SEC Registration Fee	$6.54
Printing and Edgarizing Expenses	$5,000.00
Legal Fees and Expenses	$25,000.00
Accounting Fees and Expenses	$15,000.00
Transfer Agent	$2,500.00
Miscellaneous	$5,000.00
TOTAL	$52,506.54

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

The following sets forth information regarding all sales of our unregistered securities during the past three years. All of these shares were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us or otherwise, to information about us. Unless otherwise indicated, the issuances of the securities described below were affected without the involvement of underwriters.

From February, 2006 through February 2007, SpeedSport Branding, LLC, issued a total of  $560,500 in Promissory Notes to 22 non-affiliated accredited investors. The Promissory Notes bore interest at $.08 per annum.  On  June 3, 2008, upon  the merger of SpeedSport Branding, LLC with the company, the Promissory Notes, including principal and accrued interest  were converted into a total of 3,039,590 shares of common stock of the Company.

On July 9,2007, we borrowed $50,000 from Chester Montgomery, the father of our CEO, Roy C. .Montgomery.  Upon the merger of SpeedSport Branding LLC into the Company, the indebtedness, including accrued interest was converted into 261.195 shares of common stock of the Company.

On July 5, 2006, we borrowed $2,400 from Roy C. Montgomery, our CEO.   Upon the merger of SpeedSport Branding LLC into the Company, the indebtedness, including accrued interest was converted into 13,510 shares of common stock of the Company.

On March 4, 2006, we borrowed $102,066 from General Pacific Partners, LLC a company which is controlled by Kevin P. O'Connell . Mr. O'Connell is the controlling person of Revete Capital Partners, LLC Group Billinton Brown Acceptance, LLC, and General Pacific Partners, LLC, which together hold a majority of our outstanding common shares.. Upon the merger of SpeedSport Branding LLC into the Company, the indebtedness, including accrued interest was converted into 516,280 shares of common stock of the Company.

On February 23, 2006, we borrowed a total of $128,595 from Billington Brown Acceptance, LLC, a company which is controlled by Kevin P. O'Connell . LLC a company which is controlled by Kevin P. O'Connell . Mr. O'Connell is the controlling person of Revete Capital Partners, LLC Group Billinton Brown Acceptance, LLC, and General Pacific Partners, LLC, which together hold a majority of our outstanding common shares..  Upon the merger of SpeedSport Branding LLC into the Company, the indebtedness, including accrued interest was converted into 770,865 shares of common stock of the Company.

ITEM 16.  EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Speedsport Branding, Inc., a Nevada corporation.

Exhibit #	Description
3(i).1	Articles of Incorporation of Speedsport Branding, Inc, Inc., as amended
3(ii).1	Corporate Bylaws for Speedsport Branding, Inc, Inc.
5.1	Legal opinion and consent of de Castro P.C.
10.1	Equipment Lease Agreement between SpeedSport Branding, LLC and P-1, LLC
23.1	Consent of de Castro P.C. (included with Exhibit 5.1)
23.2	Consent of Speedsport Branding, Inc.’s Auditors

ITEM 17. UNDERTAKINGS.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any additional or changed material information with respect to the plan of distribution.

 (2)           That, for the purpose of determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)           Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Riverside, State of California, on November 11, 2008.

SpeedSport Branding, Inc.

Date: November 11, 2008	By:	/s/ Roy Montgomery
Roy Montgomery Chairman, CEO, Principal Executive Officer and Director

SpeedSport Branding, Inc.

Date: November 11, 2008	By:	/s/ Richard Toth
Richard Toth Director and Chief Financial and Accounting Officer

EXHIBIT INDEX

Exhibit #	Description
3(i).1	Articles of Incorporation of SpeedSport Branding, Inc., as amended
3(ii).1	Corporate Bylaws for SpeedSport Branding, Inc.
5.1	Legal opinion and consent of de Castro P.C.
10.1	Equipment Lease Agreement between SpeedSport Branding, LLC and P-1, LLC
23.1	Consent of de Castro P.C. (included with Exhibit 5.1)
23.2	Consent of Speedsport Branding Inc.’s Auditors